Exhibit 4.6.3

OLD DOMINION FREIGHT LINE, INC.

AMENDMENT NO. 1 TO

NOTE PURCHASE AND SHELF AGREEMENT

June 27, 2003

$50,000,000 6.93% SENIOR GUARANTIED NOTES DUE AUGUST 10, 2008

UP TO $15,000,000 SENIOR GUARANTIED SHELF NOTES

OLD DOMINION FREIGHT LINE, INC.

AMENDMENT NO. 1 TO

NOTE PURCHASE AND SHELF AGREEMENT

As of June 27, 2003

To each of the Persons

Named in Annex 1 hereto

(the “Noteholders”)

Ladies and Gentlemen:

Old Dominion Freight Line, Inc., a Virginia corporation (hereinafter, the “Company”), agrees with each of the Noteholders as follows:

1. PRELIMINARY STATEMENTS.

1.1. Note Issuance, etc.

Pursuant to the Note Purchase and Shelf Agreement (as in effect immediately prior to the effectiveness of this Agreement, the “Existing Note Purchase Agreement;” and, as amended hereby, the “Note Purchase Agreement”), dated as of May 1, 2001, by and among the Company and the Noteholders, the Company (i) issued $50,000,000 in aggregate principal amount of its 6.93% Senior Guarantied Notes due August 10, 2008 (as they may be amended, restated or otherwise modified from time to time, the “Initial Notes”) and (ii) authorized the issuance of up to $15,000,000 in aggregate principle amount of additional senior guarantied promissory notes on the terms and conditions set forth in the Existing Note Purchase Agreement (the “Shelf Notes” and together with the Initial Notes, collectively, the “Notes”). The aggregate principal amount of the Initial Notes outstanding (prior to the effectiveness of this Agreement) is $50,000,000, all of which are held by the Noteholders. The Company has requested that the Noteholders agree to amend the Existing Note Purchase Agreement as set forth herein and the Noteholders have consented to such request upon the terms and conditions set forth in this Agreement.

2. DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Existing Note Purchase Agreement.

3. AMENDMENTS TO EXISTING NOTE PURCHASE AGREEMENT.

Subject to Section 5, the Noteholder and the Company hereby agree to each of the amendments to the Existing Note Purchase Agreement as provided for by this Amendment No. 1 to Note Purchase and Shelf Agreement (this “Agreement”) in the manner specified in Exhibit A. Such amendments are referred to herein, collectively, as the “Amendments”.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Noteholders to enter into this Agreement and to consent to the Amendments, the Company represents and warrants as follows:

4.1. Organization and Existence.

The Company is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and to perform the provisions hereof.

4.2. Agreement Authorized; Obligations Enforceable.

This Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3. Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

4.4. Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement.

4.5. Defaults.

No event has occurred and no condition exists that, upon the execution and delivery of this Agreement and the effectiveness of the Amendments, would constitute a Default or an Event of Default.

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5. EFFECTIVENESS OF AMENDMENTS.

The Amendments shall become effective as of the first date written above (the “Effective Date”) upon execution and delivery of this Agreement by the parties hereto.

6. EXPENSES.

Whether or not the Amendments become effective, the Company will promptly (and in any event within thirty (30) days of receiving any statement or invoice therefor) pay all fees, expenses and costs relating to this Agreement, including, but not limited to, the reasonable fees of special counsel to the Noteholders, Bingham McCutchen LLP, incurred by the Noteholders in connection with the preparation, negotiation and delivery of this Agreement and any other documents related thereto. Nothing in this Section shall limit the Company’s obligations pursuant to Section 15 of the Existing Note Purchase Agreement.

7. MISCELLANEOUS.

7.1. Part of Existing Note Purchase Agreement; Future References, etc.

This Agreement shall be construed in connection with and as a part of the Existing Note Purchase Agreement and, except as expressly amended by this Agreement, all terms, conditions and covenants contained in the Existing Note Purchase Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Existing Note Purchase Agreement without making specific reference to this Agreement, but nevertheless all such references shall include this Agreement unless the context otherwise requires.

7.2. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

7.3. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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If you are in agreement with the foregoing, please so indicate by signing the acceptance below on the accompanying counterpart of this agreement and returning it to the Company, whereupon it will become a binding agreement among the Noteholders and the Company.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ J. Wes Frye
Name: J. Wes Frye
Title: SVP-Finance/CFO & Asst. Secretary

The undersigned Guarantor hereby consents to the Amendments and confirms its obligations as Guarantor under the Guaranty Agreement:

ODIS, INC.

By:	/s/ J. Wes Frye
Name: J. Wes Frye
Title: President

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The foregoing Agreement is hereby accepted as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Christopher H. Carey
Name: Christopher H. Carey
Title: Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ Chris Carey
Name: Chris Carey
Title: Asst VP

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Chris Carey
Name: Chris Carey
Title: Asst VP

HARTFORD LIFE INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P., As Investment Advisor
By:	Prudential Private Placement Investors, Inc. General Partner

By:	/s/ Christopher H. Carey
Name: Christopher H. Carey
Title: Vice President

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ANNEX 1

NOTEHOLDERS AND PRINCIPAL AMOUNTS

Name of Noteholder	Aggregate Principal Amount of 6.93% Senior Guarantied Notes Held		Aggregate Principal Amount of Shelf Notes Held
The Prudential Insurance Company of America	$ $	34,800,000 3,000,000	$0

Hartford Life Insurance Company		$5,000,000	$0

Pruco Life Insurance Company		$2,000,000	$0

Pruco Life Insurance Company of New Jersey		$5,200,000	$0

Annex 1-1

Exhibit A

AMENDMENTS

1. SECTION 10.11 – Restrictions on Dividends of Subsidiaries. Section 10 of the Existing Note Purchase Agreement is hereby amended by adding a new Section 10.11 as follows:

“10.11. Restrictions on Dividends of Subsidiaries, etc.

Notwithstanding anything contained herein to the contrary, the Company will not, and will not permit any of its Wholly-Owned Subsidiaries to, enter into any agreement which would restrict any Wholly-Owned Subsidiary’s ability or right to pay dividends to, or make advances to or Investments in, the Company or, if such Wholly-Owned Subsidiary is not directly owned by the Company, the “parent” Wholly-Owned Subsidiary of such Wholly-Owned Subsidiary.”

2. SCHEDULE B – Definitions. The following definitions set forth in Schedule B to the Existing Note Purchase Agreement are hereby amended as follows:

(a) The definition of “Funded Debt” is hereby amended by adding the following proviso at the end thereof:

“; provided, however, that Funded Debt shall not include any Guaranty by any Subsidiary of the Debt of the Company under or in respect of the Bank Credit Agreement or any replacement, refinancing or refunding thereof, in whole, pursuant to a successor loan or credit agreement with any other bank or other financing source or under or in respect of the Prior Note Agreements, so long as (x) such Subsidiary shall have executed and delivered to the holders of the Notes a Guaranty pursuant to which such Subsidiary has agreed to guarantee the obligations of the Company under this Agreement and the Notes and such Guaranty is and continues to remain in full force and effect, and (y) the obligations of such Subsidiary under any Guaranty of the Company’s obligations under the Bank Credit Agreement and/or the Prior Note Agreements are, by their terms, pari passu with, or subordinated in priority or right of payment to, the obligations of the Subsidiary under the Guaranty executed pursuant to clause (x) above.”

(b) Clause (c) of the definition of “Restricted Investment” is hereby amended and restated in its entirety as follows:

“(c) Investments (i) in one or more Wholly-Owned Subsidiaries or any Person that concurrently with such Investment becomes a Wholly-Owned Subsidiary, or (ii) by any Wholly-Owned Subsidiary in the Company;”

3. SCHEDULE B – Definitions. Schedule B to the Existing Note Purchase Agreement is hereby amended by adding the following new definition:

“Bank Credit Agreement” means that certain Credit Agreement dated as of June     , 2003 by and between the Company and Wachovia Bank, National Association, as Agent (as such term is defined therein) and each of the lenders named therein, as the same may be amended, restated or otherwise modified from time to time.

“1996 Note Agreement” means that certain Note Purchase Agreement dated as of June

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15, 1996 by and among the Company and each of the purchasers named on Schedule A thereto, as the same may be amended, restated or otherwise modified from time to time.

“1998 Note Agreement” means that certain Note Purchase Agreement dated as of February 25, 1998 by and among the Company and each of the purchasers named on Schedule A thereto, as the same may be amended, restated or otherwise modified from time to time.

“Prior Note Agreements” means, collectively, the 1996 Note Agreement and the 1998 Note Agreement.

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